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                                                                    Exhibit h.2



                 AMENDMENT NO. 1 TO SHAREHOLDERS' SERVICING AND
                            TRANSFER AGENT AGREEMENT

         This Amendment No. 1 to the Shareholders' Servicing and Transfer Agent Agreement (the "Amendment") is hereby made by and between Liberty Acorn Trust (the "Trust"), a Massachusetts business trust and Liberty Funds Services, Inc. ("LFS"), a Massachusetts corporation. This Amendment is dated as of September 25, 2002. Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders' Servicing and Transfer Agent Agreement dated as of September 29, 2000 (the "Agreement").

         WHEREAS, under the Agreement the Trust has appointed LFS as Transfer Agent, Registrar and Dividend Disbursing Agent for each series of the Trust listed in Schedule A attached thereto, each a registered investment company,

         WHEREAS, under the Agreement the Trust will pay LFS for the services provided thereunder in accordance with and in the manner set forth in Schedule B attached thereto; and

         WHEREAS, the parties to the Agreement desire to amend Schedule A and Schedule B attached thereto to reflect the offering of a new series of the Trust.

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

         1. SCHEDULES A AND B. Pursuant to Section 28 of the Agreement, the parties hereto mutually agree that Schedules A and B attached to the Agreement be deleted and replaced in their entirety by the Schedules A and B attached to this Amendment.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and sealed as of the date first above written.



                                     LIBERTY ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                         Name:  Bruce H. Lauer
                                         Title: Vice President and Treasurer


                                     LIBERTY FUNDS SERVICES, INC.


                                     By: /s/ Joseph R. Palombo
                                         ---------------------------------------
                                         Name:
                                         Title: President



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                                   SCHEDULE A

The Trust consists of the following series:

Liberty Acorn Fund
Liberty Acorn International
Liberty Acorn USA
Liberty Acorn Twenty
Liberty Acorn Foreign Forty
Columbia Thermostat Fund


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                                   SCHEDULE B

         Terms used in the Schedule and not defined herein shall have the meaning specified in the SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT, as amended from time to time (the "Agreement"). Payments under the Agreement to LFS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred. This Schedule B shall be effective as of the date of the Amendment.

I.       CLASS A, CLASS B, CLASS C AND CLASS D SHARES

         Class A, Class B, Class C and Class D shares of each Fund that is a series of the Trust shall pay LFS for the services to be provided by LFS under the Agreement an amount equal to the sum of the following:

         1.     The Class' Share of LFS Compensation; PLUS

         2. A transaction fee of $1.18 per Transaction occurring in the Class Accounts during any month; PLUS

         3.     An account fee for Open Accounts of $4.00 per annum; PLUS

         4.     An account fee for Closed Accounts of $1.50 per annum; PLUS

         5. The Class's Allocated Share of LFS Reimbursable Out-of-Pocket Expenses.

II.      CLASS Z SHARES

         Class Z shares of each Fund that is a series of the Trust shall pay LFS for the services to be provided by LFS under the Agreement an amount equal to the sum of the following:

         1. ANNUAL MAINTENANCE CHARGES - Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. There is a minimum monthly charge of $1500.00 per month.

                a.  Annual Open Account Fee       $14.00 per account for account
                                                  base greater than 110,000

                                                  $16.00 per account for account
                                                  base equal to or less than
                                                  110,000

                b.  Annual Closed Account Fee*    $1.20

                c.  New Account Set up*           $4.50

                d.  Manual Transactions*          $1.75

                e.  Telephone Calls*              $1.50

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                f.  Audio Response                $.15/Call

                *Charged per month based on volumes

         2. THE CLASS'S ALLOCATED SHARE OF LFS REIMBURSABLE OUT-OF-POCKET EXPENSES.

III.     ALL CLASSES

         In addition, LFS shall be entitled to retain as additional compensation for its services all LFS revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due LFS from shareholders of any Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

         All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds' independent accountants.

IV.      DEFINITIONS

         "ALLOCATED SHARE" for any month means that percentage of LFS Reimbursable Out-of-Pocket Expenses which would be allocated to the Fund for such month in accordance with the methodology described in
         EXHIBIT 1 hereto.

         "CLOSED ACCOUNT" is any account on the books of LFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance of zero and does not meet account purge criteria. The Closed Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum charge.

         "LFS REIMBURSABLE OUT-OF-POCKET EXPENSES" means (i) out-of-pocket expenses incurred on behalf of the Fund by LFS for stationery, forms, postage and similar items; confirmation statements; investor processing; audio response; telephone; microfilm; microfiche and other expenses incurred at the specific direction of the Fund; (ii) networking account fees paid to dealer firms by LFS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and (iii) fees paid by LFS or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

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         "DISTRIBUTOR FEES" means the amount due LFS pursuant to any agreement with the Fund's principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

         "FUND" means each of the open-end investment companies advised or administered by Liberty WAM that are series of the Trusts which are parties to the Agreement.

         "FUND ACCOUNTS" means all Open Accounts and all Closed Accounts.

         "CLASS' SHARE OF LFS COMPENSATION" for any month means 1/12 of an amount equal to 0.07 percent of the average daily closing value of the total net assets of a class of shares of a Fund (excluding Columbia Thermostat Fund) for such month.

         "OPEN ACCOUNTS" is any account on the books of LFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance greater than zero. The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

         "TRANSACTION": means any activity that has occurred relating to any Fund Account, including all debits and credits to account balances as well as maintenance and service activities performed with respect to such Fund Account in any month.

Agreed:

THE TRUST ON BEHALF OF EACH FUND DESIGNATED
         IN SCHEDULE A FROM TIME TO TIME


By: /s/ Bruce H. Lauer
   ----------------------------------------------------
        Bruce H. Lauer, Vice President and Treasurer


LIBERTY FUNDS SERVICES, INC.


By: /s/ Joseph R. Palombo
   ----------------------------------------------------
       President

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                                    EXHIBIT 1

                          METHODOLOGY OF ALLOCATING LFS
                       REIMBURSABLE OUT-OF-POCKET EXPENSES


1. LFS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

         A.   Identifiable               Based on actual services performed and
                                         invoiced to a Fund.

         B.   Unidentifiable             Allocation will be based on three
                                         evenly weighted factors.

                                         -    number of shareholder accounts

                                         -    number of transactions

                                         -    average assets



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